Exhibit 10.1

AMENDMENT TO

UNIT PURCHASE AGREEMENT

This Amendment to the Unit Purchase Agreement (this “Amendment”) is made and entered into as of November 6, 2026, by and among (i) TFL, LLC, a Kansas limited liability company (the “Company”), (ii) Kustom Entertainment, Inc., a Nevada corporation (“Buyer”), and (iii) Daniel P. Rouen (the “Sellers’ Representative”), as the Seller Representative on behalf of the Sellers (as defined in the Unit Purchase Agreement. Capitalized terms used herein without definition shall have the same definition ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, the Unit Purchase Agreement was made and entered into as of August 31, 2026, by and among the Company, the Sellers, the Buyer and the Sellers’ Representative (as amended by this Amendment, the “Purchase Agreement”), pursuant to which the Buyer has agreed to purchase all Units from the Sellers;

WHEREAS, pursuant to Section 10.01(b) of the Purchase Agreement, the Purchase Agreement may be terminated at any time prior to the closing by either the Sellers’ Representative or Buyer, upon written notice to the other party, if the proposed transaction has not been consummated on or before October 15, 2026 (the “Drop Dead Date”), subject to an automatic one time fifteen (15) day extension upon the Buyer’s filing of a registration statement on Form S-1 prior to the Drop Dead Date;

WHEREAS, in connection with the engagement of Rodman & Renshaw LLC as the listed underwriter for the filing of the Form S-1 and as consideration of the extension of the Drop Dead Date by the Sellers, Buyer has agreed to pay certain expenses incurred by the Sellers in connection with such extension, as set forth in this Amendment; and

WHEREAS, Buyer and Sellers desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 10.01(b). Subject to the Buyer’s filing of an amendment to the September 22, 2026 S-1 filed by the Buyer, Section 10.01(b) of the Purchase Agreement shall be amended in its entirety to extend the Drop Dead Date, to read as follows:

“(b) by either the Sellers’ Representative or Buyer, upon written notice to the other party, if the Proposed Transaction has not been consummated on or before December 18, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Proposed Transaction to be consummated on or before the Drop Dead Date.”

2. Extension Expenses. To provide for the payment of certain expenses of Sellers by the Buyer in connection with the extension of the Drop Dead Date, Section 11.02 of the Purchase Agreement shall be amended in its entirety to read as follows:

“Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Proposed Transaction incurred by Buyer shall be paid by Buyer and those incurred by the Company or Sellers shall be paid by Sellers, whether or not the Closing shall have occurred; provided, however, that if the Proposed Transaction has not been consummated on or before the Drop Dead Date, Buyer shall pay Sellers’ reasonable and documented expenses incurred in connection with the Proposed Transaction after November 16, 2026 and prior to Closing. Notwithstanding anything to the contrary herein and in addition to the amounts provided for in the preceding sentence, if this Agreement is terminated for any reason, Buyer shall reimburse Sellers, within five (5) Business Days of the termination date, up to $200,000 of reasonable and documented expenses, which are costs paid by Sellers related to the incremental audit required to be conducted by Buyer in connection with the Proposed Transaction.”

3. No Other Modification. Except as specifically amended by the terms of this Amendment, all terms and conditions set forth in the Purchase Agreement shall remain in full force and effect, as applicable, and are hereby ratified and confirmed by the parties in all other respects.

4. Inconsistencies. To the extent that there is any inconsistency or conflict between any of the provisions contained in this Amendment and the Purchase Agreement, the provisions set forth in this Amendment shall govern the understanding between the parties, provided that from and after the effective date of this Amendment, each reference in the Purchase Agreement to this “Agreement” shall mean the Purchase Agreement as amended by this Amendment.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Kansas, without regard to any rule or principle that might refer the governance or construction of this Amendment to the Laws of another jurisdiction.

6. Integration. This Amendment and the Purchase Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersedes all prior agreements, written or oral, on such subject matter.

7. Further Assurances. Each party to this Amendment agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Amendment.

8. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile, .pdf and other electronic execution and delivery of this Amendment is legal, valid and binding for all purposes.

9. Headings. The descriptive headings of the various provisions of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective for all purposes as of the date first above written.

COMPANY:

TFL, LLC

By:	/s/ Daniel Rouen
Daniel Rouen, CEO

SELLERS’ REPRESENTATIVE:

/s/ Daniel Rouen
Daniel Rouen

BUYER:

KUSTOM ENTERTAINMENT, INC.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

[Signature Page to Amendment to Unit Purchase Agreement]

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